SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                                Amendment No. | 6|

                   		AlumiFuel Power Corp.
					(formerly Inhibiton)
                                (Name of Issuer)

                                Common Shares
                         (Title of Class of Securities)

                                  45719U-10-1
                                (CUSIP Number)

                               December 31, 2009
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





















CUSIP No. 45719U-10-1           13G/A                Page 2 of 6 Pages

_______________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Capital Management, Inc.  14-1501962
_______________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [_]
                                                             (b)  [_]
_______________________________________________________________________
3.   SEC USE ONLY


_______________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Minnesota

_______________________________________________________________________
             	 5.   SOLE VOTING POWER

                  	9,494,663
NUMBER OF     _________________________________________________________
SHARES        	 6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      	0
REPORTING     _________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   	26,248,068
              _________________________________________________________
              	8.   SHARED DISPOSITIVE POWER
                   	0
_______________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,248,068
_______________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                  [_]
_______________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
_______________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IA
_______________________________________________________________________

            *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 45719U-10-1            13G/A               Page 3 of 6 Pages

_______________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard W. Perkins  ###-##-####
_______________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [_]
                                                              (b)  [_]
_______________________________________________________________________
3.   SEC USE ONLY


_______________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     A United States Citizen

_______________________________________________________________________
             	 5.   SOLE VOTING POWER

                  	15,466,698
NUMBER OF     _________________________________________________________
SHARES        	 6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      	0
REPORTING     _________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   	16,574,698
              _________________________________________________________
              	8.   SHARED DISPOSITIVE POWER

                   	0
_______________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,574,698
_______________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                  [_]
_______________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%
_______________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IN
_______________________________________________________________________

            *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a)  Name of Issuer:

     AlumiFuel Power Corp.

Item 1(b)  Address of Issuer's Principal Executive Offices:

	7315 East Peakview Ave, Englewood, CO  80111

Item 2(a)  Name of Person Filing:

      Perkins Capital Management, Inc. and Richard W. Perkins,
	President of Perkins Capital Managment, Inc.

Item 2(b) Address of Principal Business Office or, if None, Residence:

     730 East Lake Street, Wayzata, MN  55391

Item 2(c)  Citizenship:

     State of Minnesota and United States citizen

Item 2(d)  Title of Class of Securities:

     Common Shares

Item 2(e)  CUSIP Number:

     45719U-10-1

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  [_]	Broker or dealer registered under Section 15 of the Act
		15 U.S.C.78o);
(b)  [_]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)
(c)  [_]	Insurance  company as defined in Section 3(a)(19) of the Act(15
            U.S.C.78c);
(d)  [_]	Investment  company  registered under Section 8 of the Investment
		Company Act of 1940 (15 U.S.C.8a-8);
(e)  [X]	An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
		(ii)(E);
(f)  [_]	An employee  benefit plan or endowment  fund in  accordance  with
		Section 240. 13d-1(b)(1)(ii)(F);
(g)  [_]	A parent  holding  company or control  person in accordance  with
		Section 240. 13d-1(b)(1)(ii)(G);
(h)  [_]	A savings  association  as defined in Section 3(b) of the Federal
		Deposit Insurance Act (12 U.S.C. 1813);
(i)  [_]	A church  plan  that  is  excluded  from  the  definition  of an
		investment  company  under  Section  3(c)(14)  of the  Investment
		Company Act of 1940 (15 U.S.C.80a-3);
(j)  [_]	Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Section 240 13d-1(c), check this box. [ ]







Item 4. Ownership.

     (a)  Amount beneficially owned:

	42,822,766 (includes 23,953,712 common equivalents and 2,294,356 warrants held by clients of Perkins Capital Management, Inc. and 15,466,698 common equivalents and 1,108,000 warrants are held by Richard W. Perkins who is the President of Perkins Capital Management, Inc.)

     (b)  Percent of class:

	14.7% (includes 9.0% held on behalf of clients of Perkins Capital Managment, Inc. and 5.7% held by Richard W. Perkins, President of Perkins
	Capital Management, Inc.)

     (c)  Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:
		24,961,361 (includes 9,494,663 shares held by clients of Perkins Capital Managment, Inc. and 15,466,698 shares held in various accounts by Richard W. Perkins, President of Perkins Capital Management, Inc.)

	(ii)	Shared power to vote or to direct the vote:
		0

	(iii)	Sole power to dispose or to direct the disposition of:
		42,822,766 (includes 23,953,712 common equivalents and 2,294,356 warrants held by clients of Perkins Capital Management, Inc. and 15,466,698 common equivalents and 1,108,000 warrants held by Richard W. Perkins, President of Perkins Capital Managment, Inc.)

	(iv)	Shared power to dispose or to direct the disposition of:
		0

Item 5. Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     n/a

Item 7. Identification and Classification of the Subsidiary Which
	  Acquired the Security Being Reported on by the Parent Holding
	  Company.
	n/a







Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Joint Filing Agreement Pursuant to Rule 13d-1(f)(1)

This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "ACT") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the ACT and the rules thereunder may be filed on each of their behalf on Schedule
13D or Schedule 13G as appropriate and that said joint filing may thereafter be amended by further joint filings. The joint filers state that to the best of their knowledge and belief they each satisfy the requirement for making a joint filing under rule 13d-1.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 1, 2010




/s/ Richard W. Perkins				/s/ Richard C. Perkins
	Signature						Signature

Richard W. Perkins					Richard C. Perkins
President/Portfolio Manager			Executive VP/Portfolio Manager
       (Name/Title)					 (Name/Title)